Exhibit 99.1

Contact:	World Racing Group, Inc. Brian Carter, Chief Executive Officer Chris Dolack, VP Public Relations 704-795-7223 • cdolack@dirtcar.com

WORLD RACING GROUP COMPLETES GOING PRIVATE TRANSACTION

CONCORD, N.C. — BUSINESS WIRE — August 14, 2009 — World Racing Group, Inc. (OTCBB: WRGI) announced today that it has completed its previously announced going private transaction.

Under the terms of the transaction, the Company conducted a 1-for-101 reverse stock split whereby each 101 shares of the Company's common stock was converted into one share of common stock. Holders of less than 101 shares of common stock prior to the reverse stock split will receive a cash out price of $0.10 per share. The result of the reverse stock split was a reduction in the number of the Company's stockholders of record to fewer than 300.

The Company intends to file a Form 15 with the Securities and Exchange Commission in order to deregister its common stock and to cease trading on the Over the Counter Bulletin Board exchange.  As a result, the Company will immediately cease to be a public reporting company.

About World Racing Group, Inc.
World Racing Group, Inc. (OTCBB: WRGI), a sports entertainment company, is a world leader in the sanctioning and promotion of dirt track auto racing.  WRGI, based in Concord, N.C., owns and operates the three highest profile national touring series for dirt track racing in the United States:

•	The World of Outlaws® Sprint Car Series
•	The World of Outlaws Late Model Series(SM)
•	The Super DIRTcar Series™

World Racing Group sanctions more than 4,900 local and regional dirt track racing events in the United States and Canada at 126 tracks each year under the DIRTcar™ Racing brand. In addition, World Racing Group owns and/or operates six premier dirt track speedways.  WRG races can be heard online at DIRTVision.com®.  To learn more about World Racing Group, visit worldracinggroup.com.

Safe Harbor Statement
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to World Racing Group, Inc. are intended to identify such forward-looking statements.  We may from time to time update these publicly announced projections, but we are not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Additional Factors That May Affect Future Results” in our report on Form 10-K filed with the Securities and Exchange Commission and our other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.